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                                                                    EXHIBIT 99.1



FOR MORE INFORMATION:
INVESTORS:                                       MEDIA:
Heidi Flannery                                   Melinda Bateman
FiComm (for HNC)                                 HNC Software Inc.
503.844.8888, x 111                              858.799.3880

                 HNC SOFTWARE COMPLETES SEPARATION OF RETEK INC.

        SAN DIEGO, OCTOBER 2, 2000 -- HNC Software Inc. (Nasdaq: HNCS) announced today that it has completed the separation of Retek Inc. (Nasdaq: RETK) through the distribution of all of its 40 million shares of Retek Inc. After the close of market on September 29, 2000, HNC shareholders were issued 1.243 shares of Retek Inc. common stock for each share of HNC common stock held. Cash will be issued in lieu of fractional shares. As a result of HNC's distribution of its shares of Retek Inc. common stock, Retek is no longer affiliated with HNC.

        "Completing the separation of Retek is a significant milestone for HNC," said John Mutch, president and CEO of HNC Software. "We can now concentrate the company's resources on developing the strategic direction of the core business, leveraging our leadership in predictive analysis and decision management in the services industries."

ABOUT HNC SOFTWARE INC.

        Headquartered in San Diego, California, HNC Software Inc. is a leading provider of predictive software solutions for service industries, including financial, insurance and telecommunications. HNC's suite of predictive software solutions can provide real-time insight into customer relationships based on transaction-level data, helping companies manage their relationships with individual customers. By accurately predicting customer behaviors, these companies can create initiatives to mitigate risk and attrition; improve customer service;



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develop marketing programs to enhance profitability; and detect fraudulent customer transactions. For more information, visit HNC's Web site at www.hnc.com or contact Melinda Bateman, HNC Software Inc., 5935 Cornerstone Court West, San Diego, CA 92121, (858) 799-3880.

ABOUT RETEK INC.

        Retek Inc. delivers high capacity, full function business infrastructure exclusively for the changing world of retail. Retek's solutions deliver improved decision-making capabilities and operational efficiencies by enabling supplier network orchestration, multi-channel selling, and retail CRM. Retek solutions are available on client platforms, through retail.com--Retek's Marketplace for the Retail Community--and via electronic exchanges operating Retek's Retail Server. Retek's customers include A&P, Ann Taylor, Brooks Brothers, Family Dollar Stores, Kohl's Department Stores, Selfridges, Eckerd Corp., The Home Shopping Network, Tesco, and Best Buy. For more information, visit Retek's Web site at www.retek.com or call 877.362.2532. Retek can be contacted in Europe at +44 20 7872 5795.



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